Exhibit 5.1

Ascendis Pharma A/S Tuborg Boulevard 12 2900 Hellerup

LARS LÜTHJOHAN JENSEN

ATTORNEY AT LAW

LLJ@MAZANTI.DK

TEL +45 3319 3749 (DIR.)

10 AMALIEGADE

DK-1256 COPENHAGEN K

TEL +45 3314 3536

WWW.MAZANTI.DK

ADVOKATPARTNERSELSKAB

VAT DK 35 89 20 52

REF. 47505

16.1.2015

Re.	Registration with the US Securities and Exchange Commission of ordinary shares in the share capital of the Issuer

1.	Introduction

1.1	I act as Danish legal adviser to the Issuer in connection with the Registration. This opinion is being furnished in connection with the requirements of Item 601 (b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Registration Shares. Certain terms used in this opinion are defined in Annex 1 (Definitions).

2.	Danish Law

2.1	This opinion is limited to Danish law in effect on the date of this opinion and we express no opinion with regard to the laws of any other jurisdiction. The opinion (including all terms used in it) is in all respects to be construed in accordance with Danish law.

3.	Scope of Inquiry

3.1	For the purpose of this opinion, I have examined, and relied upon the accuracy of the factual statements and compliance with the undertakings in, the following documents:

3.1.1	A copy of the Registration Statement.

3.1.2	A copy of:

a)	the Issuer’s deed of incorporation and articles of association as in effect on today’s date;

b)	a compiled summary from the Danish Business Authority dated as of today’s date; and

c)	the Owners’ Register.

3.2	A copy of:

a)	the Shareholders’ Resolution;

b)	the Management Certificate; and

c)	the form of the Underwriting Agreement.

3.3	In addition, I have examined such documents, and performed such other investigations, as I consider for the purpose of this opinion. My examination has been limited to the text of the documents. With your consent I have relied upon certificates and other assurances of officers of the Company and others a to fatual matters without having independently verified such factual matters.

4.	Opinion

4.1	Based on the documents and investigations referred to in paragraph 3, I am of the following opinion:

Upon i) final and valid approval and resolution by the Board of Directors of the Company of the capital increase and of the number of Registration Shares to be issued and the price and allocation thereof, pursuant to authorizations in the articles of association as in effect on today’s date, ii) subscription of the Registration Shares by investors or the underwriters, including full payment of the subscription price for the Registration Shares to an account in the name of the Issuer, iii) registration of the Board of Directors’ resolution to increase the share capital with the Danish Business Authority, and iv) the due entry into the Company’s owners’ register of the Registration Shares by the Company’s share registrar, the Registration Shares will have been validly issued and will be fully paid and nonassessable. Nonassessable shall in this context mean, in relation to a share, that the issuer of the share has no right to require the holder of the share to pay to the issuer any amount (in addition to the amount required for the share to be fully paid) solely as a result of his shareholding.

5.	Reliance

5.1	This opinion is an exhibit to the Registration Statement and may be relied upon for the purpose of the Registration. It may not be supplied, and its contents or existence may not be disclosed, to any person other than as an Exhibit to (and therefore together with) the Registration Statement and may not be relied upon for any purpose other than the Registration.

5.2	Any and all liability and other matters relating to this opinion shall be governed exclusively by Danish law and the Danish courts shall have exclusive jurisdiction to settle any dispute relating to this opinion.

5.3	The Issuer may:

a)	file this opinion as an exhibit to the Registration Statement; and

b)	refer to Mazanti-Andersen Korsø Jensen Law Firm giving this opinion under the heading “Legal Matters” in the prospectus included in the Registration Statement.

5.4	The previous sentence is no admittance from me (or Mazanti-Andersen Korsø Jensen) that I am (or Mazanti-Andersen Korsø Jensen is) in the category of persons whose consent for the filing and reference in that paragraph is required under Section 7 of the Securities Act or any rules or regulations of the SEC promulgated under it.

Yours sincerely,

/s/ Lars Lüthjohan Jensen

Lars Lüthjohan Jensen

Annex 1 – Definitions

In this opinion:

“Danish law” means the law directly applicable in Denmark.

“IPO” means the listing of the Registration Shares on The NASDAQ Global Markets.

“Issuer” means Ascendis Pharma A/S, with corporate seat in Copenhagen, Denmark.

“Management Certificate” means the Management Certificate attached hereto as Annex 2.

“Owners’ Register” means the Issuer’s owners’ register.

“Registration” means the registration of the Registration Shares with the SEC under the Securities Act.

“Registration Shares” means the ordinary shares, nominal value DKK 1 each, in the Issuer’s share capital, to be issued by the Issuer pursuant to the Shareholders’ Resolution and the Board Resolutions.

“Registration Statement” means the registration statement on Form F-1 (Registration No.) in relation to the Registration to be filed with the SEC on the date hereof (excluding any documents incorporated by reference in it and any exhibits to it).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Shareholders’ Resolutions” means the minutes for the general meeting expected to be held on 13 January 2015 resolving amendments to the articles of association providing, inter alia, for i) the issuance of bonus shares, ii) the adoption of an authorization to the Board of Directors to issue the Registration Shares, iii) adoption of certain authorizations to the Board of Directors to issue shares, convertible bonds and warrants following an IPO, iv) adoption of conversion of the shares of the Issuer into one share class in book-entry form; and v) adoption of certain amendments and changes to the articles of association to reflect the listing of the Issuer’s shares and amendment of its articles of association.

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